UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 17, 2007
First Citizens Banc Corp
(Exact name of Registrant as specified in its charter)

Ohio	0-25980	34-1558688
(State or other jurisdiction of	(Commission File Number)	( IRS Employer
incorporation or organization)		Identification No.)
100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870
(Address of principle executive offices)
Registrant’s telephone number, including area code: (419) 625-4121
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
Signatures
INDEX TO EXHIBITS
EX-99.1

Item 2.01. Completion of Acquisition or Disposition of Assets.
On December 17, 2007, First Citizens Banc Corp (“First Citizens”) issued a news release announcing the completion of the merger of Futura Banc Corp., an Ohio corporation (“Futura”), with and into First Citizens (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger, dated as of June 7, 2007, by and between First Citizens and Futura (the “Merger Agreement”). Immediately following the Merger, Futura’s national bank subsidiary, Champaign National Bank, was merged with and into First Citizens’ state bank subsidiary, The Citizens Banking Company.
As a result of the Merger, the outstanding Futura common shares were converted into the right to receive either (a) cash in the amount of $23.00 for each Futura common share, (b) First Citizens common shares at the exchange rate of 1.1726 First Citizens common shares for each Futura common share, or (c) a combination of cash and First Citizens common shares. In accordance with the terms of the Merger Agreement, the shareholders of Futura were provided the opportunity to request the form of merger consideration that they wished to receive in the Merger by submitting an Election Form/Letter of Transmittal to First Citizens’ exchange agent, Illinois Stock Transfer Company (the “Election Deadline”), on or before the December 12, 2007 election deadline. The requests submitted by Futura shareholders, however, will be subject to the allocation and proration procedures set forth in the Merger Agreement. Subject to adjustment for cash paid in lieu of fractional First Citizens common shares, the requests of the Futura shareholders will be allocated on a pro-rata basis so that 80% of the Futura common shares outstanding at the effective time of the Merger will be exchanged for First Citizens common shares and 20% of the outstanding Futura common shares will be exchanged for cash. Futura common shares held in Futura’s 401(k) plan will not be counted for purposes of this allocation, and all those shares will be exchanged for cash in the amount of $23.00 per share.
At the time of the Merger, Futura had 2,617,314 common shares outstanding, of which 118,666 were held in Futura’s 401(k) plan. First Citizens expects to pay to the Futura shareholders aggregate consideration consisting of approximately $14.2 million in cash and 2,343,931 First Citizens common shares in exchange for the outstanding Futura common shares.
In accordance with the terms of the Merger Agreement, each option to purchase Futura common shares and each Futura stock appreciation right that was outstanding immediately prior to the Merger was terminated and converted into the right to receive an amount in cash equal to the product of (i) the difference between $23, less the exercise price of each option or stock appreciation right, multiplied by (ii) the number of Futura common shares subject to the option or stock appreciation right. Immediately prior to the Merger, 276,640 common shares of Futura were subject to outstanding options with a weighted average exercise price of $14.50 per share, and 30,999 common shares were subject to, but not issuable upon conversion of, stock appreciation rights with a weighted average exercise price of $15.23 per share. First Citizens estimates that an aggregate of $2.5 million will be paid to holders of the outstanding Futura options and stock appreciation rights.
A copy of the news release announcing the completion of the Merger is included with this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In accordance with the terms of the Merger Agreement, the Board of Directors of First Citizens appointed Barry W. Boerger, Allen R. Maurice and Richard A. Wiedrick to serve on the Board of Directors of First Citizens effective upon the completion of the Merger on December 17, 2007. Each of the newly appointed directors served on the Boards of Directors of Futura Banc Corp. and its subsidiary bank, Champaign National Bank, prior to the completion of the Merger.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
The financial statements of Futura Banc Corp. for the periods specified in Rule 3-05(b) of Regulation S-X will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date of this Current Report on Form 8-K.
(b) Pro Forma Financial Information.
The pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date of this Current Report on Form 8-K.
(c) Not Applicable.
(d) Exhibits
The following exhibits are filed with this Current Report on Form 8-K or incorporated into this Current Report on Form 8-K by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 7, 2007, by and between First Citizens Banc Corp and Futura Banc Corp. (incorporated herein by reference to Annex A to the Prospectus of First Citizens Banc Corp/Joint Proxy Statement of First Citizens Banc Corp and Futura Banc Corp. dated September 27, 2007, filed on September 28, 2007 pursuant to Rule 424(b)(3) under the Securities Act of 1933 (Registration No. 333-145931))

99.1	News Release issued by First Citizens Banc Corp on December 17, 2007 (filed herewith)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
First Citizens Banc Corp

/s/ James E. McGookey James E. McGookey	December 21, 2007 Date
Senior Vice President/Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 7, 2007, by and between First Citizens Banc Corp and Futura Banc Corp. (incorporated herein by reference to Annex A to the Prospectus of First Citizens Banc Corp/Joint Proxy Statement of First Citizens Banc Corp and Futura Banc Corp. dated September 27, 2007, filed on September 28, 2007 pursuant to Rule 424(b)(3) under the Securities Act of 1933 (Registration No. 333-145931))

99.1	News Release issued by First Citizens Banc Corp on December 17, 2007 (filed herewith)